Exhibit 99.1

Spectrum Pharmaceuticals Announces Leadership Changes

Joseph W. Turgeon Named President and CEO and Elected to the Board of Directors

Thomas J. Riga Named Chief Operating Officer

Stuart M. Krassner, ScD, PsyD Named Chairman of the Board

HENDERSON, Nevada (December 17, 2017) – Spectrum Pharmaceuticals, Inc. (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in Hematology and Oncology, today announced that its Board of Directors has terminated Rajesh C. Shrotriya, MD without cause from his position as Chief Executive Officer, and announced leadership changes under which Joseph W. Turgeon, the current President and Chief Operating Officer, has been named President and Chief Executive Officer and elected to the Board of Directors, and current Director Stuart M. Krassner, ScD, PsyD, has been named Chairman of the Board. In addition, Thomas J. Riga, who currently serves as Executive Vice President, Chief Commercial Officer and Head of Business Development, has been named Chief Operating Officer. These changes are effective immediately.

“The Board of Directors thanks Dr. Shrotriya for his contributions to Spectrum over the past fifteen years,” said Dr. Krassner, Chairman. “The Board believes that now is the right time to effect these leadership changes. Mr. Turgeon and Mr. Riga have nearly 50 years of combined industry experience and the Board believes that they are the right leaders for Spectrum as the Company enters its next chapter. ”

“I am honored to serve as Spectrum’s next CEO and appreciate the confidence the Board has placed in me to guide the Company forward,” said Mr. Turgeon, President and CEO. “We are at an exciting point in Spectrum’s history, and I look forward to driving the operation forward as we maintain our focus on our product pipeline.”

Mr. Turgeon brings more than 30 years of experience in the pharmaceutical industry, including various executive leadership roles at Amgen Inc. He had served as Spectrum’s President and Chief Operating Officer since April 2014, and had previously served as the Company’s Senior Vice President and Chief Commercial Officer from October 2012 to April 2014. Prior to joining Spectrum, Mr. Turgeon spent 22 years at Amgen Inc. as Vice President of Sales.

Mr. Riga brings over 15 years of pharmaceutical sales and management experience in various positions at Amgen, Eli Lilly and Dendreon, including as Vice President of Sales at Dendreon. He had served as Spectrum’s Executive Vice President , Chief Commercial Officer and Head of Business Development since June 2017, and previously served as Spectrum’s Senior Vice President and Chief Commercial Officer from August 2014 to June 2017, and Vice President, Corporate Accounts from July 2013 to August 2014.

Dr. Krassner has served as a director of Spectrum since December 2004, and was previously a member of Spectrum’s Scientific Advisory Board from 1996 to 2001. Dr. Krassner’s career spans nearly four decades of experience in positions of increasing responsibility at the University of California at Irvine, most recently as Professor of Developmental and Cell Biology at the School of Biological Sciences. Dr. Krassner is Professor Emeritus, University of California, Irvine and has also been retained by pharmaceutical, medical device and other companies, including Allergan Pharmaceuticals, Lasermed

Corporation, Automated Microbiology Systems, and In Vitro International, among others, to provide scientific and regulatory advisory services, including FDA compliance. He is a past member of the American Academy for the Advancement of Sciences, and the American Society of Tropical Medicine and Hygiene, among others.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in Hematology and Oncology. Spectrum currently markets six hematology/oncology drugs, and has an advanced stage pipeline that has the potential to transform the Company. Spectrum’s strong track record for in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to Spectrum’s business and its future, including Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

CONTACT:

Sard Verbinnen & Co

Peter Siwinski/Paul Frankle

psiwinski@sardverb.com/pfrankle@sardverb.com